Exhibit 10.1

CONTRIBUTION AGREEMENT

Between

TALON OP, L.P.

And

First Capital Real Estate Operating Partnership L.P.

First Capital Real Estate Trust Incorporated

FIRST TRUST BUILDING,

180 5th Street East, St. Paul, MN

Dated as of June 27, 2018

Table of Contents

1.	CONTRIBUTION	1
2.	CONTRIBUTION CONSIDERATION; UNITS; TAX MATTERS	1
3.	CLOSING	2
4.	[INTENTIONALLY OMITTED	2
5.	CONTRIBUTOR’S DELIVERIES	2
6.	INSPECTION PERIOD	2
7.	UCC MATTERS	3
8.	REPRESENTATIONS AND WARRANTIES	3
9.	ADDITIONAL CONDITIONS PRECEDENT TO CLOSING	5
10.	[intentionally omitted	5
11.	CLOSING DELIVERIES	6
12.	PRORATIONS AND ADJUSTMENTS	6
13.	DEFAULT	7
14.	SUCCESSORS AND ASSIGNS	7
15.	NOTICES	7
16.	BENEFIT	8
17.	MISCELLANEOUS	8

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of this June ___, 2018, (the “Contract Date”), by and among Talon OP, L.P., a Minnesota limited partnership (“Contributor”), and First Capital Real Estate Operating Partnership L.P., a Delaware limited partnership (“Buyer”).

1.                  CONTRIBUTION. Contributor agrees to contribute, convey and quit claim to Buyer, and Buyer agrees to accept and assume from Contributor, for the Contribution Consideration (as defined below) and on the terms and conditions set forth in this Agreement, all of such Contributor’s right, title and interest in Talon First Trust, LLC, a Delaware limited liability company (“Talon First”). Talon First is the owner of the Project (as defined below), which Project includes that certain building (the “Building”), described on Exhibit A. The Building is leased by Contributor to Tenants (as defined below) for office and retail purposes. The Building is commonly known by the respective street address in the cities, counties and states described on Exhibit A. For purposes of this Agreement the term, “Project” shall be deemed to mean, collectively: (i) all of the parcels of land identified on Exhibit A as owned by Talon First, as such land is described on Exhibit B (collectively, the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to said Land and any water or mineral rights owned by, or leased to, Talon First; (ii) all improvements located on the Land, including, but not limited to, the Building, and all other structures, systems, and utilities associated with, and utilized by, such Contributor in the ownership and operation of the Building (all such improvements being collectively referred to herein as the “Improvements”); (iii) all personal property owned by Talon First and either (A) located on or in the Land or Improvements, or (B) used in connection with the operation and maintenance of the Project, excluding personal property owned by Tenants (collectively, the “Personal Property”), including, without limitation, all fixtures and other built-in improvements and equipment necessary to operate the Project and all (if any) personal property listed on Exhibit C; (iv) all building materials, supplies, hardware, carpeting and other inventory owned by such Contributor and maintained in connection with such Contributor’s ownership and operation of the Land and/or Improvements and not owned by Tenants (collectively, the “Inventory”); (v) all trademarks, tradenames, development rights and entitlements and other intangible property used or useful in connection with the foregoing (collectively, the “Intangible Personal Property”); and (vi) Talon First’s interest in all leases and other agreements (including, without limitation, any amendment or other modification of a lease) to occupy, or concerning the occupancy of, all or any portion of the Land and/or Improvements in effect on the Contract Date or into which Talon First enters prior to Closing (as defined below) (collectively, the “Leases”).

2.                  CONTRIBUTION CONSIDERATION; UNITS; TAX MATTERS.

2.1.            General. The general partner of Buyer is First Capital Real Estate Trust Incorporated, a Maryland corporation (“General Partner”). General Partner is a non-traded public real estate investment trust. Buyer may also, in its sole and absolute discretion, direct Contributor to contribute, convey and quit claim the member interests and Project to one or more of Buyer Affiliates , and hereby directs Contributor to convey the Project to FC First Trust, LLC (To be formed post closing), a Delaware limited liability company (“Subsidiary”), a special purpose entity wholly-owned by Buyer.

2.2.            Contribution Consideration. The consideration to be paid to Contributor by Buyer for the member interests and the Project (the “Contribution Consideration”) shall consist of 2,495,321 OP Units (as defined below) having an aggregate value of $40,000,000 (as adjusted $98,000,000 Contribution Value) and a not to exceed credit of $58,000,000 for the Existing Indebtedness adjusted to a net of $40,000,000). The Contribution Consideration (i.e. OP Units) is in addition to the assumption by Buyer of the Existing Indebtedness (as hereafter defined).

2.3.            Units.

2.3.1.            The OP Units ($16.03 per OP Unit) issued to the Contributor hereunder may be exchanged by the Contributor, commencing on the Closing Date, for an amount of Marketable Securities equal to one (1) OP Unit for one (1) share (with a last reported NAV of $16.03 each) of First Capital Real Estate Trust Incorporated (i.e. a one (1) to one (1) exchange).

2.3.2.            The parties acknowledge that Contributor intends to treat the transfer of the member interests and Project in exchange for OP Units (the “Exchange”) as a tax-free partnership contribution pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and General Partner shall cooperate in all reasonable respects with Contributor to effectuate such Exchange.

The provisions of this Section 2.3.2 shall survive the Closing and shall not merge into any conveyancing documents delivered at Closing.

3.                  CLOSING. The contribution of the Project and delivery of OP Units contemplated herein shall be consummated at a closing (“Closing”) to take place on a date and at the offices of the Title Company (as defined below) or such other place as the parties may agree upon in writing, provided, however, that the Closing Date shall be no later than June 28th, 2018. The date on which the Closing occurs shall be referred to herein as the “Closing Date”. The Closing shall be effective as of 12:01 a.m. Central Time on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Contributor up to and including the actual time of the Closing, and thereafter by Buyer. Immediately upon Closing, Buyer shall file the necessary documents with the Delaware and Minnesota Secretaries of State to cause the name of Talon First to change to exclude the word “Talon.”

4.                  [INTENTIONALLY OMITTED.]

5.                  CONTRIBUTOR’S DELIVERIES. Subsequent to the Contract Date, Contributor shall make available to Buyer, to the extent specifically requested in writing by Buyer and in Contributor’s possession and control, copies of all documents, contracts, information, Records (as defined below) and exhibits pertinent to the transaction that is the subject of this Agreement, including, but not limited to, the documents listed as “Contributor’s Deliveries” on Exhibit D. As used herein, “Records” means all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Contributor or its agents, relating to receipts and expenditures pertaining to the Project for the three most recent full calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Contributor or its agents, relating to operations of the Project.

6.                  INSPECTION PERIOD.

6.1.            Subsequent to the Contract Date, Contributor shall make available to Buyer, to the extent specifically requested in writing by Buyer and in Contributor’s possession and control, all documents, contracts, information, Records (as defined below) and exhibits pertinent to the transaction that is the subject of this Agreement, including, but not limited to, the documents listed as “Contributor’s Deliveries” on Exhibit D. As used herein, “Records” means all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Contributor, Talon First, and/or its agents, relating to receipts and expenditures pertaining to the Project for the three most recent full calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Contributor or its agents, relating to operations of the Project.

6.2.            Confidentiality. Each party agrees to maintain in confidence, and not to disclose (and shall cause its affiliates, employees and equity holders to maintain in confidence, and not to disclose) to any person or entity (including, without limitation, Tenants or Tenants’ employees), the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Contributor to Buyer, its agents and representatives in connection with Buyer’s investigation of the Project and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party’s accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to the extent that such Representatives reasonably need to know (in the disclosing party’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; and (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely. Buyer and Contributor shall also have the right to issue a press release upon the consummation of the transactions described in this Agreement.

6.3.            Return of Documents. If Buyer fails to close the transaction which is the subject matter of this Agreement for any reason, Buyer shall return all documents supplied to Buyer by Contributor.

7.                  UCC MATTERS.

7.1.            UCC Searches. Prior to Closing, Buyer may obtain, or cause the Title Company to obtain, current searches of all Uniform Commercial Code financing statements filed with the applicable Secretary of State, or the appropriate county official, against Contributor, Contributor’s affiliates involved in the operation of the Project and the management agents for the Project.

8.                  REPRESENTATIONS AND WARRANTIES.

8.1.            Contributor and Recipients. Contributor represents and warrants to Buyer that, to the current, actual, subjective knowledge of M.G. Kaminski (“Kaminski”), the following matters are substantially true in all material respects as of the Contract Date and (subject to events which first transpire or knowledge which first becomes known to Kaminski subsequent to the Contract Date) shall be substantially true in all material respects as of the Closing Date.

8.1.1.            Litigation. Except as set forth in this Section 8.1.5 and Section 8.1.10, there are no pending or (to Contributor’s knowledge) threatened judicial, municipal or administrative proceedings affecting the Project or in which Contributor is or will be a party by reason of Contributor’s ownership or operation of the Project or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Project or by reason of the condition, use of, or operations on, such Project. Except as set forth in Section 8.1.10, no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending against Contributor, or to Contributor’s knowledge, threatened against Contributor, nor are any of such proceedings contemplated by Contributor. Contributor hereby discloses to Buyer that there exists an action pending in Ramsey County District Court captioned Capital Maintenance Services, LLC v. Talon Real Estate Holdings Corp., Talon First Trust, LLC, Jackson I, LLC, Court File No. 62-CV-18-3297. Contributor also hereby discloses to Buyer that a mechanic’s lien has been filed against the Project for improvements requested by a Tenant.

8.1.2.            Existing Mortgage(s). The Property is currently subject to financing provided by and in favor of Gamma Lending Omega, LLC (“Lender”), in the original principal amount of an estimated Fifty-Five Million Dollars ($55,000,000) (“Existing Indebtedness”). The Existing Indebtedness is secured by a mortgage on the Property. Buyer agrees to assume the Existing Indebtedness at Closing. If the amount of the Existing Indebtedness to be assumed by Buyer at Closing is greater than or less than $58,000,000.00, the OP Units to be issued to Contributor shall be adjusted accordingly. The Existing Indebtedness documents are included in the Contributor Deliveries. Contributor hereby discloses to Buyer that a lawsuit has been commenced by Lender with respect to enforcement of the Existing Indebtedness (“Existing Indebtedness Suit”). Lender has alleged a default by Contributor in connection with the Existing Indebtedness and has exercised certain remedies including the appointment of receiver. The pleadings with respect to the Existing Indebtedness Suit are included in Contributor Deliveries. Notwithstanding anything contained in this Section 8 to the contrary, all representations and warranties of Contributor are subject to the existence and ramifications of the Existing Indebtedness and the Existing Indebtedness Suit.

8.1.3.            Investment Representation. Contributor represents that its OP Units are being acquired by it with the present intention of holding such OP Units for purposes of investment, and not with a view towards sale or any other distribution. Each Recipient recognizes that it may be required to bear the economic risk of an investment in the OP Units for an indefinite period of time. Contributor is an Accredited Investor. Contributor has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the OP Units. Contributor has been furnished with the informational materials described herein (collectively, the “Informational Materials”), and has read and reviewed the Informational Materials and understands the contents thereof.

8.1.4.            Member Interests. Contributor represents and warrants that one hundred percent of the member interests of Talon First “Member Interests” are owned by Contributor; provided, however, the Member Interests are subject to a Member Interest Pledge and Security Agreement (“Pledge Agreement”) in favor of Lender (as hereinafter defined) securing the Loan and Existing Indebtedness. Contributor’s obligations hereunder are limited to contributing, conveying and quit claiming the Member Interests to Buyer subject to the Pledge Agreement.

8.2.            Buyer. If applicable, Buyer represents and warrants to Contributor that the following matters are true as of the Contract Date and shall be true as of the Closing Date:

8.2.1.            General Partner presently intends to continue to be, classified as a partnership or a Non-publicly traded partnership taxable as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

8.2.2.            The execution and delivery of this Agreement by Buyer and General Partner and the performance of this Agreement by Buyer and General Partner, has been duly authorized by Buyer and General Partner, and this Agreement is binding and enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws. No consent of any member, judicial or administrative body, Governmental Authority, or other governmental body or agency.

8.2.3.            The OP Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable.

8.2.4.            Intentionally Omitted

8.2.5.            Except as could not reasonably be expected to have a material adverse effect on the business, assets liabilities, financial condition, property or results of operations of Buyer or General Partner both are in compliance with all laws applicable to Buyer or General Partner.

9.                  ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

9.1.            Buyer’s Conditions Precedent. In addition to the other conditions enumerated in this Agreement, the following shall be additional Buyer’s Conditions Precedent:

9.1.1.            Physical Condition. The physical condition of the Project shall be substantially the same on the Closing Date as on the date Buyer inspected the Project, reasonable wear and tear excepted.

9.1.2.            Pending Actions. At Closing, except for the Existing Indebtedness and Existing Indebtedness Suit, and the litigation set forth in Section 8.1.5, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Buyer’s sole and absolute discretion, materially and adversely affect the value or marketability of the Project, or the ability of Buyer to operate any or all of the Project in the manner it is being operated on the Contract Date.

9.1.3.            Real Estate Taxes. As of the Closing Date, there shall have been no actual or pending reassessment to increase the value of the Project for the purpose of calculating real estate taxes or any increase in the real estate tax rate applicable to the Project.

9.1.4.            Zoning. On the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) the Project, or any portion thereof, or any property adjacent to the Project.

9.1.5.            Flood Insurance. As of the Closing Date, if the Project is located in a flood plain, Buyer shall have obtained flood plain insurance in form and substance acceptable to Buyer.

9.1.6.            Utilities. On the Closing Date, no moratorium or proceeding shall be pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Project.

9.1.7.            Bankruptcy. As of the Closing Date, neither any Contributor nor the Project is the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

9.1.8.            Representations and Warranties True. The representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date in all respects.

9.1.9.            Covenants Performed. All covenants of Contributor required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

9.2.            Contributor’s Additional Conditions Precedent. The following shall be additional Contributor’s Conditions Precedent:

9.2.1.            Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date, in all respects, as though such representations and warranties were made on such date.

9.2.2.            Covenants. All covenants of Buyer required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

10.                [Intentionally Omitted.]

11.                CLOSING DELIVERIES.

11.1.         Contributor’s. At Closing (or such other times as may be specified below), Contributor shall deliver or cause to be delivered to Buyer or Subsidiary, as applicable, the following, in form and substance acceptable to Buyer or Subsidiary, as applicable:

11.1.1.         Assignment of Membership Interests. An Assignment of Membership Interests, a copy of which is attached as Exhibit E;

11.1.2.         Keys. Keys to all locks located at the Project;

11.1.3.         Original Documents. To the extent not previously delivered to Buyer, originals of the Records, Leases, Assigned Contracts and certificates of occupancy (or comparable permits or licenses) or other Governmental Approvals (if an to the extent in Contributor’s possession); and

11.1.4.         Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement (the “Closing Statement”) duly executed by Contributor.

11.2.          Buyer’s. As a condition precedent to Contributor’s obligation to close (“Contributor’s Condition Precedent”), Buyer or General Partner, as applicable, shall cause to be delivered to Contributor the following, each in form and substance reasonably acceptable to Contributor, Subsidiary and Buyer and their respective counsel:

11.2.1.         Partnership Agreement. A copy of the Partnership Agreement;

11.2.2.         Closing Statement. A Closing Statement, duly executed by Buyer;

11.2.3.         The OP Units.

11.2.4.        Indemnity Agreement. Buyer shall have agreed to assume, in its sole and absolute discretion, the Existing Indebtedness. Buyer (including, without limitation General Partner, agree to indemnify and hold Contributor and its affiliates (including without limitation, Talon Real Estate Holding Corp., Talon OP, L.P. and Matthew and Brenda Kaminski) harmless from any and all claims of Lender with respect to the Existing Indebtedness and the Existing Indebtedness Suit. Such indemnification shall include, without limitation, all reasonable attorneys’ fees and costs incurred by Contributor and Contributor affiliates in defending claims with respect to the Existing Indebtedness and Existing Indebtedness Suit. Contributor agrees that Buyer’s counsel may undertake to defend any such claims against Contributor and Contributor affiliates with respect to the Existing Indebtedness and Existing Indebtedness Suit; Contributor, on behalf of Contributor and Contributor affiliates, and Buyer and Buyer affiliates and General Partner, agree to execute that certain Indemnity and Hold Harmless Agreement attached hereto as Exhibit F (“Indemnity Agreement”). The provisions of this Section 11.2.4 and the Indemnity Agreement shall remain in full force and effect until the Existing Indebtedness has been paid in full and the Existing Indebtedness Suit has been dismissed.

12.                PRORATIONS AND ADJUSTMENTS.

The following shall be prorated and adjusted between Contributor and Buyer as of the Closing Date, except as otherwise specified:

12.1.          Buyer and Contributor shall divide the cost of any closing escrow fee charged by the Title Company hereunder equally between them;

12.2.          Buyer shall assume in full all new and special assessments (and charges in the nature of or in lieu of such assessments) that are assessed and levied with respect to any of the Land as of the Closing Date. Buyer shall assume all special assessments (and charges in the nature of or in lieu of such assessments) pending with respect to any of the Land as of and levied after the Closing Date;

12.3.          In the event of a discrepancy between the Closing Statement and the prorations described above, the Closing Statement shall govern in all events. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Project, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. Distributions in respect of the OP Units acquired by the Contributor shall begin to accrue from and after the Closing Date (notwithstanding the fact that such date may not be the applicable record date under the Partnership Agreement), and the amount of distributions paid or to be paid to the Contributor for any quarter shall be prorated accordingly. The terms of this Section 12 shall survive the Closing for a period of twelve (12) months and shall not merge into any conveyancing documents delivered at Closing.

12.4.           Notwithstanding anything contained in this Section 12 to the contrary, any amounts to be “paid” by Contributor, or any amounts to which Buyer is entitled to as a proration or adjustment from Contributor shall be paid by Buyer and General Partner by adjusting the OP Units at Closing by the amount of such payments or adjustments. Contributor shall have no obligation to pay any sums to Buyer or any third party at closing with all such sums and adjustments treated as reduction of the Contribution Consideration and paid by Buyer.

13.                DEFAULT.

13.1.          Default by Contributor. In the event Contributor defaults in its obligations to contribute the Project, then Buyer’s sole and exclusive remedy shall be to terminate this Agreement.

13.2.          Default by Buyer. In the event Buyer defaults in its respective obligations to acquire the Project, then Contributor’s sole and exclusive remedy shall be to terminate this Agreement.

13.3.          Indemnification of Contributor. Buyer shall and does hereby indemnify, protect, defend and hold Contributor, and all officers, directors, employees, agents, advisors, members, equity holders, shareholders and partners, as the case may be, thereof (the “Contributor Indemnified Parties”) harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Contributor Indemnified Parties, including consequential as well as actual damages and attorneys’ fees of counsel selected by the Contributor Indemnified Parties and other costs of defense, incurred, arising against, or suffered by, the Contributor Indemnified Parties or its assigns as a direct or indirect consequence of (i) any breach of any representation, warranty or covenant made in this Agreement by Buyer, or any other default by Buyer under this Agreement, whether discovered before or after the Closing or (ii) matters arising after the Closing Date with respect to the Project.

14.                SUCCESSORS AND ASSIGNS. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

15.                NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Contributor and Buyer as follows:

Buyer:

First Capital Real Estate Operating Partnership LP

410 Park Avenue

14th Floor

New York, NY 10022

Attn: Suneet Singal CEO

E-mail: s@firstcapitalre.com

Contributor:

Talon OP, L.P.

5500 Wayzata Boulevard, Suite 1070

Minneapolis, Minnesota 55416

Attn: MG Kaminiski

E-mail: mgk@talonreit.com

Notices shall be deemed properly delivered and received when and if either (i) personally delivered, including via email; or (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 1515.

16.                BENEFIT. This Agreement is for the benefit only of the parties hereto and their successors and assignees as permitted in Section 14 above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

17.                MISCELLANEOUS.

17.1.          Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

17.2.          Time of the Essence. Time is of the essence of this Agreement.

17.3.          Conditions Precedent. The waiver of any particular Buyer’s Condition Precedent or Contributor’s Condition Precedent shall not constitute the waiver of any other.

17.4.          Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

17.5.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

17.6.          Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

17.7.          Expenses. Except and to the extent as otherwise expressly provided to the contrary herein, Buyer and Contributor shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

17.8.          Waiver of Conditions Precedent. Buyer and Contributor shall each have the right, in its sole and absolute discretion, to waive any Condition Precedent for its benefit contained in this Agreement.

17.9.          Counterparts. This Agreement may be executed by electronic or facsimile signature and in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

17.10.        Calculation of Time Periods. Notwithstanding anything to the contrary contained in this Agreement, any period of time provided for in this Agreement that is intended to expire on or prior to the Closing Date, but that would extend beyond the Closing Date if permitted to run its full term, shall be deemed to expire upon Closing.

[The remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement on the date first above written.

CONTRIBUTOR:

TALON OP, L.P.

By:	Talon Real Estate Holding Corp., its general partner

By:	/s/ MG Kaminski
MG Kaminski, CEO

BUYER:

First Capital Real Estate Operating Partnership LP, a Delaware limited partnership

By: First Capital Real Estate Trust Incorporated, a Maryland corporation, Its General Partner

By	/s/ Suneet Singal
Name:	Suneet Singal
Title:	Chairman, Chief Executive Officer

For Purposes of Sections 2.3 and 11.2.4:

First Capital Real Estate Trust Incorporated

By	/s/ Suneet Singal
Name:	Suneet Singal
Title:	Chairman, Chief Executive Officer

Exhibit A

180 5th Street E.

St. Paul MN 55101

Exhibit B

The property being appraised is located in Lots C & D of Drakes Rearrangement A & In Said Auditor's Subdivison of No.32 Lots 2 Thru 15 Block 2,

Exhibit C

Fixed Assets	Service Date	Commence	Amount	Group Total
Building
First Trust Building	7/2/2014	7/31/2014	$21,258,346.00	$21,258,346.00

Building Improvements
FT FV Allocation - Acquisition	7/2/2014	7/1/2014	$804,361.00
Revised Elevator - Code Work	2/10/2015	12/1/2017	$299,752.50
			$1,104,113.50	$1,104,113.50

Tenant Improvements
Acquisition FV of TI *		7/2/2014	$4,192,699.00
Home Team (term. 8/31/16)	8/1/2014	10/1/2014	$12,583.00
Jacobson TI	11/7/2014	1/1/2015	$384,090.88
Health Partners	9/3/2014	3/1/2015	$58,779.00
GSA- Rail Road TI	11/30/2014	7/1/2015	$118,802.98
Cray	8/1/2015	8/1/2015	$128,833.32
MN School	9/1/2015	9/1/2015	$7,503.29
Ditech fka Green Tree	11/30/2014	1/1/2018	$5,898,225.65
MN Tran. Charter School	9/1/2017	9/1/2017	$91,829.00
Building Shell, in process (not completed at 1/31/18)			$844,295.15
			$11,737,641.27	$11,737,641.27

Land Improvements
Paving & Lighting Jackson St - Shepard to 7th Place Special Assessment	10/5/2016	10/5/2016	$137,446.95	$137,446.95

Total Fixed Assets				$34,237,547.72

Other Assets
Intangible Asset - FV of leases acquired
Fair Value of leases acquired *	7/2/2014	7/31/2014	$9,091,055.00	$9,091,055.00

Intangible Asset - Above Market
FV of above market leases acquired *	7/2/2014	7/31/2014	$1,832,939.00	$1,832,939.00

Intangible Asset - Below Market
FV of above market leases acquired*	7/2/2014	7/31/2014	$507,746.00	$507,746.00

Total Other Assets				$11,431,740.00

Exhibit E

Assignment of LLC Member Interest

(Talon FirsT Trust, LLC)

For Value Received, Talon OP, L.P., a Minnesota limited partnership (“Contributor”), hereby contributes, conveys, sells, assigns, transfers and quit claims unto First Capital Real Estate Operating Partnership, LP, a Delaware limited partnership (“Buyer”), 100% of LLC member interests in Talon First Trust, LLC, a Delaware limited liability company (“Company”), and irrevocably constitutes and appoints __________, its attorney-in-fact, to transfer said LLC member interests with full power of substitution in the premises.

This Assignment of LLC Member Interests is made pursuant to, and subject to, all of the provisions of that certain Contribution Agreement dated June  , 2018 (“Contribution Agreement”) between Contributor and Buyer. The terms, conditions, representations and limitations set forth in the Contribution Agreement are incorporated herein by reference.

Dated: As of June   , 2018

Talon OP, L.P.

By: Talon Real Estate Holding Corp., its general partner

By: M.G. Kaminski
Its: CEO

Exhibit F

Indemnity and Hold Harmless AGREEMENT

THIS Indemnity and Hold Harmless AGREEMENT (this “Agreement”) is entered into this ____ day of June, 2018, between First Capital Real Estate Operating Partnership LP, a Delaware limited partnership (“Buyer”) and FC First Trust LLC (To be renamed post-closing), f/k/a Talon First Trust, LLC (“Company”), First Capital Real Estate Trust Incorporated, a Maryland Corporation, (are collectively referred to as “Buyer Affiliates” ) and Talon OP, LP, a Minnesota limited partnership (“Talon OP”), Talon Real Estate Holding Corp, a Utah corporation (“Talon Holding”), Matthew and Brenda Kaminski (collectively, “Kaminski”) (Talon OP, Talon Holding, and Kaminski are collectively referred to as “Talon Affiliates”).

RECITALS

A.	Company owns certain real property located in the City of St. Paul, County of Ramsey, Minnesota, legally described on Exhibit A attached hereto (“Property”);

B.	Gamma Lending Omega, LLC, a ____ limited liability company (“Lender”) made a loan to Company in the original principal amount of Fifty-Five Million Dollars ($55,000,000.00) (“Loan” or “Existing Indebtedness”), which Loan is secured by a mortgage and other real estate documents on the Property and certain guaranties of Talon Affiliates, which Loan is evidenced by the loan documents attached hereto as Exhibit B;

C.	Talon OP, as Contributor, and Company, as Buyer, entered into that certain Contribution Agreement (“Contribution Agreement”) whereby, Talon OP, as Contributor, transferred and assigned to Buyer all right, title and interest in and to one hundred percent (100%) of the member interests of Company;

D.	As part of the Contribution Agreement and Buyer’s receipt of the member interest in Company, Buyer and Buyer Affiliates agreed to assume the Loan and Existing Indebtedness and indemnify and hold harmless Talon OP and Talon Affiliates from any and all obligations and liability with respect to the Loan and Existing Indebtedness; and

E.	Talon Affiliates and Buyer Affiliates desire to set forth their agreement with respect to indemnity obligations of the Company and Buyer Affiliates pursuant to the Contribution Agreement and as set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Buyer and Buyer Affiliates, intending to be legally bound, agree as follows:

1.           Recitals. The Recitals set forth above are true and correct in all material respects and are incorporated herein by reference.

2.           Loan Assumption Obligation. Company, Buyer and Buyer Affiliates agree to assume and pay all sums due and owing Lender with respect to the Loan and Existing Indebtedness.

3.           Indemnity. Company, Buyer, and Buyer Affiliates jointly and severally, hereby absolutely and unconditionally agree to indemnify, defend and hold harmless Talon OP and Talon Affiliates from any and all loses and liabilities which Talon OP and Talon Affiliates may sustain or become subject to as a result of or relating to any breach by the Company and/or Buyer from the failure of the Company and/or Buyer to pay all sums due and owing pursuant to the Loan and Existing Indebtedness.

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4.           Defense. In the event the Lender commences an action or seeks to enforce repayment of the Loan and Existing Indebtedness against Talon OP and Talon Affiliates, the Company, Buyer shall defend all such claims and actions against Talon OP and Talon Affiliates including, without limitation, the appointment of, and payment to, legal counsel. Such legal counsel shall be reasonably acceptable to Talon OP and Talon Affiliates and the cost thereof shall be borne by the Company, Buyer.

5.           Duration. The obligation set forth in this Buyer have paid all sums due and owing to Lender with respect to the Loan and Existing Indebtedness; or (ii) until such time as Lender has released Talon OP and Talon Affiliates from any obligation with respect to Loan and Existing Indebtedness.

6.           Governing Law; Jurisdiction and Venue. This Agreement and all acts and transactions pursuant to this Agreement and the rights and the obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Minnesota. In the event of litigation, jurisdiction and venue shall lie in the Minnesota State Court, Ramsey County, or the Federal District courts for the District of Minnesota.

7.           Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modifications of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

8.           Counterparts. This Agreement may be executed by facsimile or email transmission and in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.           Successors and Assigns. This Agreement shall be binding upon the Company and Buyer, and their successors and assigns, and shall inure to the benefit of Talon OP and Talon Affiliates, and their respective successors and assigns.

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FC First Trust, LLC, f/k/a Talon First Trust, LLC

By:
Its:

First Capital Real Estate Operating Partnership LP, a Delaware Limited Partnership

By: First Capital Real Estate Trust Incorporated, a Maryland corporation
Its: General Partner

By: Suneet Singal
Its: Chairman, Chief Executive Officer

First Capital Real Estate TRUST, Incorporated, a Maryland corporation

By: Suneet Singal
Its: Chairman, Chief Executive Officer

Talon OP, L.P.

By: Talon Real Estate Holding Corp., its general partner

By: M.G. Kaminski
Its: CEO

Talon Real Estate Holding Corp.

By: M.G. Kaminski
Its: CEO

M.G. Kaminski, Individually

Brenda Kaminski, Individually

Exhibit A

Legal Description of Property

Exhibit B

Loan Documents

1.	Loan Agreement

2.	Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing

3.	Environmental and ADA Indemnity Agreement

4.	Assignment and Subornation of Management Agreement

5.	Assignment of Construction Contract

6.	Assignment of Contracts, Plans and Permits

7.	Completion Guaranty – Matthew G. Kaminski and Brenda Kaminski

8.	Guaranty Agreement – Talon OP, L.P.

9.	Limited Recourse Guaranty Agreement – Matthew G. Kaminski and Brenda A. Kaminksi

10.	Payment Guaranty Agreement – Matthew G. Kaminski and Brenda A. Kaminski

11.	Membership Interest Pledge and Security Agreement

12.	Bill of Sale and Assignment

13.	Certificate Regarding “Recycled” Single-Purpose Entity

14.	Closing Certificate

15.	UCC Financing Statement – Talon First Trust LLC (property)

16.	UCC Financing Statement – Talon OP, L.P. – Talon First Trust, LLC member interest

17.	UCC Financing Statement – Talon First Trust, LLC – property